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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                                                Commission File Number 333-46494


                          NOTIFICATION OF LATE FILING

(Check One):
[X] Form 10-K and Form 10-KSB         [ ] Form 11-K        [ ] Form 20-F
[ ] Form 10-Q and Form 10-QSB         [ ] Form N-SAR

    For Period Ended: December 31, 2000
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[ ] Transition Report on Form 10-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F           [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

    For the Transition Period Ended:
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    Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                       PART I -- REGISTRANT INFORMATION

Primal Solutions, Inc.
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Full Name of Registrant


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Former Name if Applicable


18881 Von Karman, Suite 450
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Address of Principal Executive Office (Street and Number)


Irvine, California 92612
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City, State and Zip Code


                       PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]        (b)     The subject annual report, semi-annual report,
                            transition report on Form 10-K, Form 20-F, Form
                            11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                             PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and Form 10-KSB, 20F, 11-K, 10-Q, and 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Audited year end financials and Management's Discussion and Analysis or Plan of Operations will not be completed by April 2, 2001.

                                                              SEC 1344 (11/91)
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                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Joseph Simrell                      949               221-8490
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               (Name)                      (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                                [X] Yes   [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [X] Yes   [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     The full year report will be consistent with the report for the nine months ended September 30, 2000, as reported in the Registrant's Registration Statement filed on Form SB-2.


                             Primal Solutions, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date        March 30, 2001              By /s/ Joseph R. Simrell
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                                           Joseph R. Simrell,
                                           Chief Financial Officer, Vice
                                           President Finance, Secretary